                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         DIAMOND MULTIMEDIA SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 [DIAMOND LOGO]

                        DIAMOND MULTIMEDIA SYSTEMS, INC.
                              2880 JUNCTION AVENUE
                             SAN JOSE, CA 95134-1922

                                 April 23, 1997


Dear Stockholder:

         You are cordially invited to attend the Company's 1997 Annual Meeting on Wednesday, May 21, 1997.

         The meeting will begin promptly at 10:00 a.m., local time, at The Sheraton Hotel, 1801 Barber Lane, Milpitas, California 95035. Please note that a map has been provided for your convenience.

         The official Notice of Meeting, proxy statement and form of proxy are included with this letter. The matters listed in the Notice of Meeting are described in detail in the proxy statement.

         The vote of every stockholder is important. Mailing your completed proxy will not prevent you from voting in person at the meeting if you wish to do so. Please complete, sign, date and promptly mail your proxy. Your cooperation will be greatly appreciated.

         Your Board of Directors and management look forward to greeting personally those stockholders who are able to attend.


                                        Sincerely,

                                        /s/ William J. Schroeder

                                        William J. Schroeder
                                        President and Chief Executive Officer

                                 [DIAMOND LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 21, 1997


TO THE STOCKHOLDERS OF DIAMOND MULTIMEDIA SYSTEMS INC.

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Diamond Multimedia Systems, Inc. (the "Company"), a Delaware corporation, will be held on Wednesday, May 21, 1997 at 10:00 a.m., local time, at The Sheraton Hotel, 1501 Barber Lane, Milpitas, California 95035, for the following purposes:

                  1. To elect directors to serve for the ensuing year and until their successors are elected and duly qualified;

                  2. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants of the Company for the fiscal year ending December 31, 1997; and

                  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only stockholders of record at the close of business on March 31, 1997 are entitled to notice of and to vote at the meeting and any continuation or adjournment thereof.


                                        For the Board of Directors

                                        /s/ Jeffrey Saper

                                        Jeffrey D. Saper
                                        Secretary

San Jose, California
April 23, 1997


                             YOUR VOTE IS IMPORTANT

         All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting you are urged to mark, sign, date, and return the enclosed Proxy as promptly as possible in the postage-paid envelope enclosed for that purpose. Returning your proxy will help the Company assure a quorum and avoid the additional expense of duplicate proxy solicitations. Any stockholder attending the meeting may vote in person even if he or she has returned the proxy.

                        DIAMOND MULTIMEDIA SYSTEMS, INC.
                               ------------------

                                 PROXY STATEMENT
                       1997 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 21, 1997
                               ------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed proxy is solicited on behalf of the Board of Directors of Diamond Multimedia Systems, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on Wednesday May 21, 1997, at 10:00 a.m., local time, (the "Annual Meeting"), or at any continuation or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at The Sheraton Hotel, located at 1501 Barber Lane, Milpitas, California 95035. The telephone number at this address is (408) 943-0600.

         These proxy solicitation materials and the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1996, including financial statements, were mailed on or about April 23, 1997 to all the stockholders entitled to vote at the Annual Meeting.

RECORD DATE AND SHARE OWNERSHIP

         Only stockholders of record at the close of business March 31, 1997 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 34,172,229 shares of Common Stock outstanding. For information regarding holders of more than 5% of the outstanding Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."

REVOCABILITY OF PROXIES

         Any person giving a proxy in the form accompanying this statement has the power to revoke it at any time before it is voted. It may be revoked by filing, with the Secretary of the Company at the Company's principal executive office, 2880 Junction Avenue, San Jose, California 95134, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

         Each stockholder is entitled to one vote for each share of Common Stock in all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their vote in the election of directors.

         The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

         The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or

"ABSTAIN" with respect to a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares "represented and voting" (the "Votes Cast") at the Annual Meeting with respect to such matter.

         While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

         The Delaware Supreme Court has held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. The Company intends to treat broker non-votes in a similar manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

         Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 1998 Annual Meeting of Stockholders must be received by the Company no later than December 24, 1997, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         The number of directors presently authorized by the Company's bylaws is seven (7). Seven directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's nominees named below. All nominees are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as director will continue until the next Annual Meeting of Stockholders or until a successor has been duly elected and qualified.

NOMINEES FOR DIRECTOR

         Set forth below is certain information regarding the nominees:

                                                                                                       DIRECTOR
NAME                              AGE                        PRINCIPAL OCCUPATION                        SINCE
-----------------------------     ---      ----------------------------------------------------        ---------
Chong-Moon Lee (1)                 68      Chairman of the Board                                         1973
William J. Schroeder               52      President and Chief Executive Officer                         1994
Jeffrey T. Chambers (1)(2)         41      Managing Director of TA Associates                            1994
Bruce C. Edwards (2)               42      President and CEO of Powerwave Technologies, Inc.             1995
Walter G. Kortschak (1) (2)        37      General Partner of Summit Partners                            1994
Gregorio Reyes (1)                 56      Chairman of the Board of Solectek Corporation                 1995
Jeffrey D. Saper (2)               48      Partner in the law firm of Wilson Sonsini Goodrich &          1992
                                           Rosati

---------
    (1) Member of Compensation Committee
    (2) Member of Audit Committee

         Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships between any director or executive officer of the Company.

         Mr. Lee founded the Company in 1973 and has served as its Chairman of the Board since 1982. In addition, he served as President and Chief Executive Officer of the Company from 1982 to May 1994.

         Mr. Schroeder has served as the Company's President and Chief Executive Officer and as a member of the Board of Directors since May 1994. Mr. Schroeder was employed by Conner Peripherals, Inc. ("Conner") from 1986 to 1994, initially as President and from 1989 as Vice Chairman of the Board of Directors. He was also President of Conner's New Products Group from 1989 to 1990, President of Archive Corporation (a Conner subsidiary) from January 1993 to November 1993, and CEO of Arcada Software, Inc. (a Conner subsidiary) from November 1993 to May 1994. Mr. Schroeder is a director of Xircom, Inc., CNF Transportation, Inc. and MetaTools, Inc.

         Mr. Chambers has been a director of the Company since December 1994. Mr. Chambers has been employed by TA Associates, Inc., or its predecessor, since 1980, has been a partner of affiliated venture funds since 1984, and is currently a Managing Director of TA Associates, Inc. Mr. Chambers is also a director of McAfee Associates, Inc. and Apex P.C. Solutions, Inc., and serves as a director of several privately held companies.

         Mr. Edwards has been a director of the Company since January 1995. Since February 1996, he has served as President, Chief Executive Officer and Chief Financial Officer of Powerwave Technologies, Inc., a manufacturer of power amplifiers for wireless telecommunications applications. Mr. Edwards was employed by AST Research, Inc. as Senior Vice President from 1988 until July 1994 and as Executive Vice President, Chief Financial Officer and a director from July 1994 to December 1995. Mr. Edwards is also a director of HMT Technology Corporation and Powerwave Technologies, Inc.

         Mr. Kortschak has been a director of the Company since December 1994. Mr. Kortschak is a General Partner of Summit Partners, where he has been employed since June 1989. Prior to joining Summit Partners as a Vice President in 1989, Mr. Kortschak was employed by Crosspoint Venture Partners as a Vice President. Mr. Kortschak is also a director of HMT Technology Corporation, McAfee Associates, Inc., Mecon, Inc., Simulation Sciences, Inc., and serves as a director of several privately held companies.

         Mr. Reyes has been a director of the Company since January 1995. Mr. Reyes is Chairman of the Board of Sync Research and also of Solectek Corporation. Mr. Reyes was Chairman of the Board and Chief Executive Officer of Sunward Technologies, Inc. from 1985 to August 1994. From 1986 to August 1990, Mr. Reyes was Chairman and CEO of American Semiconductor Equipment Technologies
(ASET). Mr. Reyes is a director at C-Cube Microsystems and Redwood Microsystems, Inc.

         Mr. Saper has served as a director and as Secretary of the Company since December 1992. He has been a partner of the law firm Wilson Sonsini Goodrich & Rosati, Professional Corporation since 1980. Mr. Saper is also a director of Unison Software, Inc.

BOARD MEETINGS AND COMMITTEES

         During the fiscal year ended December 31, 1996 (the "Last Fiscal Year"), the Board of Directors held eight (8) meetings. Each of the incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and of the committees, if any, upon which such director served.

         The Board of Directors has two standing committees: a Compensation Committee and an Audit Committee.

         The Compensation Committee, which consists of directors Chambers, Kortschak, Lee and Reyes, makes recommendations to the Board concerning salaries and incentive compensation for the Company's officers and administers the Company's 1994 Stock Plan. The Compensation Committee met two (2) times during 1996.

         The Audit Committee, which consists of directors Chambers, Edwards, Kortschak and Saper reviews the results and scope of the audit and other accounting related services and evaluates the Company's internal audit and control functions. The Audit Committee met five (5) times during 1996.

         The Company does not have a nominating committee or a committee performing the functions of a nominating committee.

DIRECTOR COMPENSATION

         Directors who are not compensated as employees or consultants to the Company receive a retainer of $15,000 per year for serving on the Board of Directors, plus fees of $1,000 per board meeting and $500 per committee meeting, provided such committee meeting does not occur on the same day as a board meeting.

         On January 3, 1995, following the leveraged recapitalization of the Company effected on January 1, 1995 (the "Reorganization"), Messrs. Reyes, Edwards and Saper were granted restricted stock purchase rights to purchase 30,000, 30,000 and 7,500 shares, respectively, of Common Stock at a purchase price of $0.07 per share. Messrs. Reyes' and Edwards' shares are fully vested and one forty-eighth of Mr. Saper's subject shares vest on the first day of each month commencing on February 1, 1995. The purchase price of all such restricted stock purchase rights was equal to the fair market value of the shares on the date of grant as determined by the Board of Directors.

         On January 1, 1995, Mr. Chong-Moon Lee entered into a consulting agreement with the Company pursuant to which Mr. Lee is entitled to a base salary of $275,000 per year and an annual bonus equal to the greater of (x) 50% of Mr. Lee's base salary or (y) the bonus award to the Chief Executive Officer of the Company, expressed as a percentage of such CEO's base salary, so long as the Company achieves the objective milestones set by the Company's Board of Directors with respect to the CEO's bonus plan. Mr. Lee's base salary has been increased to $300,000 in 1996. The consulting agreement may be terminated by Mr. Lee or the Company at any time. In the event that Mr. Lee's consulting agreement is terminated as a result of Mr. Lee's voluntary or involuntary resignation, or by the Company for any reason other than for cause, the Company is obligated to Mr. Lee or his heirs (or other legal representative) (i) to pay all amounts accrued but unpaid under the terms of his consulting agreement, (ii) for a period of two years commencing on the date of termination, to provide all benefits provided by the Company to Mr. Lee during Mr. Lee's last full year of employment with the Company, (iii) for a period of one year commencing on the date of termination, to pay, in equal semi-monthly installments, an amount equal to Mr. Lee's base salary during his last year of service to the Company and (iv) to reimburse Mr. Lee for out-of-pocket expenses incurred by Mr. Lee in connection with performing his services under his consulting agreement. Mr. Lee's consulting agreement expires December 31, 1997.

         In January 1995, the 1995 Director Option Plan (the "Director Plan") was adopted by the Board of Directors. The Director Plan provides for the grant of options to purchase the Company's Common Stock to directors who are not employees of the Company. A total of 175,000 shares of Common Stock have been authorized for issuance under the Director Plan. Each nonemployee director who joins the board will automatically be granted an option to purchase 30,000 shares of Common Stock at a price equal to the fair market value on the date of grant and upon each reelection to the Board will be granted an additional option to purchase 7,500 shares of Common Stock at a price equal to the fair market value on the date of grant. The grants vest at the rate of 25% of the option shares upon the first anniversary of the date of grant and 1/48th of the option shares per month thereafter, unless terminated sooner upon the termination of the optionee's status as a director or otherwise pursuant to the Director Plan. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change in control transaction involving the Company, each option becomes exercisable in full or will be assumed for an equivalent option substituted by the successor corporation. The Director Plan expires in 2005, unless terminated earlier by the Board of Directors.

VOTE REQUIRED AND RECOMMENDATION

         The seven (7) nominees receiving the highest number of affirmative votes shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect in the election of directors under Delaware law.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE SLATE OF NOMINEES SET FORTH ABOVE.



                                   PROPOSAL 2

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS


         The Board of Directors has selected Coopers & Lybrand L.L.P., independent accountants, to audit the financial statements of the Company for the current fiscal year ending December 31, 1997. Coopers & Lybrand L.L.P. has audited the Company's financial statements annually since 1989. In the event that a majority of the Votes Cast are against the ratification, the Board of Directors will reconsider its selection.

         A representative of Coopers & Lybrand L.L.P. will be present at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

                             EXECUTIVE COMPENSATION

         The following table sets forth the compensation earned by the Company's Chief Executive Officer and the four other most highly paid executive officers of the Company whose salary plus bonus exceeded $100,000 in the last fiscal year (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during the fiscal years ended December 31, 1996, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION (1)                  LONG-TERM COMPENSATION
                                                 -----------------------                  ----------------------
                                                                                  RESTRICTED    SECURITIES
                                                                                    STOCK       UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR        SALARY         BONUSES            AWARDS       OPTIONS      COMPENSATION (2)
---------------------------           ----        ------         -------            ------       -------      ----------------
William J. Schroeder (3)              1996      $ 297,115             --             --             --          $   4,082
  Chief Executive Officer             1995        275,000        175,000             --             --              2,927
    and President                     1994        158,654         78,500             --(6)   1,125,000(7)             205

Hyung Hwe Huh                         1996      $ 213,269             --             --             --          $     928
  Senior Vice President and           1995        197,308        142,000             --             --                761
    Chief Technical Officer           1994        197,308        110,000             --(8)      72,922(9)             523

Gary B. Filler (4)                    1996      $ 196,154             --             --             --          $     844
  Senior Vice President and           1995        218,270        142,000             --         50,000(11)          2,808
    Chief Financial Officer           1994         63,077         37,500             --(10)         --                 75

James M. Walker (5)                   1996      $   9,616             --             --        300,000(12)      $      74
  Senior Vice President and
    Chief Financial Officer

C. Scott Holt                         1996      $ 213,292             --             --             --          $   3,928
  Senior Vice President,              1995        197,890        128,000             --(13)         --          $   2,768
      Worldwide Sales

---------

1) No other annual compensation exceeded the lesser of $50,000 or 10% of the total salary and bonuses of any Named Executive Officer.

2) Except as noted, represents 401(K) matching contributions and life and long-term disability insurance premiums paid by the Company.

3) Mr. Schroeder joined the Company in May 1994 at a 1994 annual base salary of $250,000 which base salary was increased to $275,000 effective January 1995 and to $300,000 effective January 1996.

4) Mr. Filler joined the Company in August 1994 at a 1994 annual base salary of $200,000 which base salary was increased to $225,000 effective April 1995 and to $250,000 effective January 1996. Mr. Filler resigned from the Company effective October 1, 1996.

5) Mr. Walker joined the Company in November 1996 at an annual base salary of $250,000 and will receive a cash bonus equal to 50% of his base salary for his first twelve months of employment.

6) On January 1, 1995, in connection with the Reorganization, Mr. Schroeder was granted a restricted stock purchase right for 270,000 shares at a purchase price of $0.07 per share, which was the fair market value for such shares on the date of grant as determined by the Board of Directors. Mr. Schroeder exercised this right in full on January 3, 1995. As of the date of grant, 150,000 shares were vested, and the remaining 120,000 shares vest in 48 equal monthly increments commencing on February 1, 1995.

7) Includes 150,000 shares acquired in 1994 upon an option exercise. This exercise was rescinded by the resale of the shares to the Company at cost in connection with the Reorganization, but the number of shares exercisable under the option was reduced by 150,000 as a result of these transactions. On January 1, 1995, in connection with the Reorganization, the exercise price of Mr. Schroeder's then outstanding options (975,000 shares) was reduced to $0.07 per share, which was the fair market value for such shares on such date as determined by the Board of Directors.

8) On January 1, 1995, in connection with the Reorganization, Mr. Huh was granted a restricted stock purchase right for 375,000 shares at a purchase price of $0.07 per share, which was the fair market value for such shares on the date of grant as determined by the Board of Directors. Mr. Huh exercised this right in full on January 1, 1995. Shares will vest ratably over four years from January 1, 1995.

9) On January 1, 1995, in connection with the Reorganization, the exercise price of Mr. Huh's then outstanding options to purchase 72,922 shares of Common Stock was reduced to $0.07 per share, which was the fair market value for such shares on such date as determined by the Board of Directors.

10) On January 1, 1995, in connection with the Reorganization, Mr. Filler was granted restricted stock purchase rights for an aggregate of 397,500 shares at a purchase price of $0.07 per share, which was the fair market value for such shares on the date of grant as determined by the Board of Directors. Mr. Filler exercised these rights in full on January 3, 1995. As of the date of grant, 106,875 shares were vested. The remaining shares were to vest in 33 equal monthly increments commencing on February 1, 1995 with respect to 230,625 shares, and in 48 equal monthly increments with respect to 60,000 shares. Upon Mr. Filler's resignation from the Company, 288,125 shares had vested and 109,375 shares were repurchased by the Company.

11) On October 17, 1995, Mr. Filler was granted an option to purchase 50,000 shares pursuant to the 1994 Stock Plan at a fair market value exercise price of $28.00 per share. This option was canceled upon Mr. Filler's resignation.

12) On November 5, 1996, Mr. Walker was granted an option to purchase 75,000 shares pursuant to the 1994 Stock Plan, and an option to purchase an additional 225,000 shares outside the 1994 Stock Plan, each at an exercise price of $11.50 per share, which was the fair market value for such shares on the date of grant. The option to purchase 75,000 shares was vested in full on December 1, 1996, and the option to purchase 225,000 shares will vest as to 75,000 shares on December 1, 1997, and 6,250 shares subject to the option vest on the first day of each month thereafter beginning January 1, 1998.

13) On January 1, 1995, Mr. Holt was granted restricted stock purchase rights for an aggregate of 375,000 shares at a purchase price of $0.07 per share, which was the fair market value for such shares on the date of grant as determined by the Board of Directors. Mr. Holt exercised these rights in full on January 3, 1995. The shares vest in 48 equal monthly increments.

OPTION GRANTS IN FISCAL YEAR 1996

    The following table provides information with respect to options granted in the Last Fiscal Year to the Named Executive Officers.

                           Number of      % of Total                                      Potential Realizable Value
                          Securities         Options                                        at Assumed Annual Rates
                          Underlying      Granted to                                      of Stock Price Appreciation
                             Options    Employees in          Exercise     Expiration           for Option Term
      Name                       (1) Fiscal 1996 (2)      Price ($/sh)           Date      5% ($) (3)     10% ($) (3)
      ----                ---------- ---------------      ------------     ----------     ----------------------------
William J. Schroeder              --              --               --              --              --              --
Hyung Hwe Huh                     --              --               --              --              --              --
Gary B. Filler                    --              --               --              --              --              --
C. Scott Holt                     --              --               --              --              --              --
James M. Walker              300,000            17.7%           11.50         11/5/06      $2,169,686      $5,498,411

-----------------

(1) On November 5, 1996, Mr. Walker was granted an option to purchase 75,000 shares pursuant to the 1994 Stock Plan, and an option to purchase an additional 225,000 shares outside the 1994 Stock Plan, each at an exercise price of $11.50 per share, which was the fair market value for such shares on the date of grant. The option to purchase 75,000 shares was vested in full on December 1, 1996, and the option to purchase 225,000 shares will vest as to 75,000 shares on December 1, 1997, and 6,250 shares subject to the option vest on the first day of each month thereafter beginning January 1, 1998.

(2) Based on options granted to purchase an aggregate of 1,695,000 shares under all option plans to employees during the Last Fiscal Year.

(3) Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant until the end of the 10-year term. These values are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate or projection of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Common Stock.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996 AND FISCAL YEAR END OPTION
VALUES

         The following table provides information with respect to option exercises in the Last Fiscal Year by the Named Executive Officers and the value of their unexercised options at Fiscal Year End.

                                                        Number of Securities               Value of
                                                             Underlying                   Unexercised
                                                         Unexercised Options         In-the-Money Options
                                                       at Fiscal Year End (#)     at Fiscal Year End ($) (2)
                          Shares
                         Acquired        Value
      Name             on Exercise   Realized ($)(1)  Exercisable  Unexercisable  Exercisable  Unexercisable
      ----             -----------   ---------------  -----------  -------------  -----------  -------------
William J. Schroeder            --            --            --            --            --            --
Hyung Hwe Huh                   --            --            --            --            --            --
Gary B. Filler                  --            --            --            --            --            --
C. Scott Holt                   --            --            --            --            --            --
James M. Walker                 --            --        75,000       225,000      $ 37,500      $112,500

-----------------

(1) Market value of the shares on date of exercise, less the exercise price.

(2) Value is based on fair market value of the Company's stock of $12.00 on December 27, 1996 (the last trading day of the Last Fiscal Year), less the exercise price.

MANAGEMENT EMPLOYMENT ARRANGEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

         In May 1994, Mr. William J. Schroeder joined the Company as Chief Executive Officer and President. Mr. Schroeder's employment offer contemplated the grant of an option to purchase 1,125,000 shares of Common Stock at a purchase price of $2.67 per share which was determined by the Board of Directors to be the fair market value of the Common Stock on the date of grant. The option agreement relating to this grant provided that an aggregate of 281,250 of such shares would vest upon a change in control of the Company, which vesting was triggered by the Reorganization. On September 9, 1994, Mr. Schroeder exercised his option with respect to 150,000 shares of Common Stock, at an aggregate exercise price of $400,000. In connection with such exercise, the Company loaned $200,000 to Mr. Schroeder, which loan bore interest at the rate of 7.05% per annum, was secured by the shares purchased thereby, and was payable upon demand. In connection with the Reorganization, and in order to facilitate such transaction, Mr. Schroeder agreed not to receive the $8.00 per share offered to the other stockholders in the transaction, and on December 31, 1994, rescinded the exercise of the option by resale of the shares to the Company at cost. In connection with this rescission, Mr. Schroeder's indebtedness (including accrued interest) to the Company was canceled. On January 3, 1995, Mr. Schroeder exercised in full his option to purchase 975,000 shares of Common Stock, at an aggregate exercise price of $65,000. On January 1, 1995, Mr. Schroeder was granted a stock purchase right to purchase 270,000 shares of Common Stock at a purchase price of $0.07 per share, which was determined by the Board of Directors to be the fair market value of the Common Stock on the date of grant. Mr. Schroeder exercised this stock purchase right in full on January 3, 1995, pursuant to a restricted stock purchase agreement providing for the right of the Company to repurchase all unvested shares at cost upon termination of employment. An aggregate of 1,121,250 of the 1,245,000 shares acquired by Mr. Schroeder were vested as of March 31, 1997 (including 281,250 shares as a result of the change in control provision of his option agreement mentioned above). Of Mr. Schroeder's 123,750 unvested shares, 71,250 will vest in equal monthly increments through July 1, 1997, and 52,500 will vest in equal monthly increments through January 1, 1999.

         On January 1, 1995, Mr. C. Scott Holt joined the Company as Senior Vice President, Sales and Strategic Alliances. On January 3, 1995, Mr. Holt was granted a stock purchase right to purchase 375,000 shares of Common Stock at a purchase price of $0.07 per share, which was determined by the Board of Directors to be the fair market value of the Common Stock on the date of grant. Mr. Holt exercised this stock purchase right in full on January 3, 1995, pursuant to a restricted purchase agreement providing for the repurchase of unvested shares at cost upon termination of employment. As of March 31, 1997, 210,938 of such shares had vested, and the balance will vest in equal monthly increments through January 3, 1999.

         On January 1, 1995, Mr. Hyung Hwe Huh entered into an employment agreement with the Company pursuant to which he is entitled to a base salary of $190,000 per year and an annual bonus equal to the bonus awarded to the Company's second highest ranked employee (other than Mr. Huh, the Company's CEO or any of the Company's sales executives). Mr. Huh's base salary was increased to $215,000 in 1996. In addition, pursuant to the terms of his employment agreement, Mr. Huh purchased 375,000 shares of Common Stock at a purchase price per share of $0.07, which was the fair market value of the Common Stock on the date of grant as determined by the Board of Directors, pursuant to a restricted stock purchase agreement providing for certain repurchase rights in favor of the Company. In the event that Mr. Huh's employment is terminated involuntarily, the Company shall be obligated to him or his heirs (or other legal representative)
(i) to pay all amounts accrued but unpaid under the terms of his employment agreement, (ii) for a period of two years commencing on the date of termination, to provide all benefits provided by the Company to Mr. Huh during his last full year of employment with the Company and (iii) for a period of two years commencing on the date of termination, to pay, in equal semi-monthly installments, an amount equal to Mr. Huh's base salary paid by the Company during Mr. Huh's last full year of employment with the Company.

         On November 5, 1996, Mr. James M. Walker joined the Company and on December 2, 1996 assumed the duties of Senior Vice President and Chief Financial Officer. On November 5, 1996, Mr. Walker was granted an option to purchase 75,000 shares pursuant to the 1994 Stock Plan, and an option to purchase an additional 225,000 shares outside the 1994 Stock Plan, each at an exercise price of $11.50 per share, which was the fair market value for such shares on the date of grant. The option to purchase 75,000 shares was vested in full on December 1, 1996, and the option to purchase 225,000 shares will vest as to 75,000 shares on December 1, 1997 and 6,250 shares subject to the option vest on the first day of each month thereafter beginning January 1, 1998.

         In May 1996 the Company's Board of Directors approved the Company's entering into a Change of Control Severance Agreement (the "Agreement") with certain vice presidents of the Company, including Messrs. Holt and Walker and excluding Mr. Huh, who has a separate agreement as described above. Each covered vice president has signed a copy of this Agreement with the Company. The Agreement provides that in the event of an involuntary termination or termination not for cause within twelve (12) months following change of control, then, the vice president shall be entitled to (i) a cash severance payment in an amount equal to one hundred fifty percent (150%) of the vice president's annual base pay, (ii) continuation of employee benefits at one hundred percent (100%) for a period of twelve (12) months, (iii) outplacement assistance, including job counseling and referral services, for a period of six (6) months, and (iv) continued vesting of stock options and restricted stock for an additional twelve
(12) months. In addition the Agreement provides that, in the event of an involuntary termination or termination not for cause within the period that is between twelve (12) months and twenty-four (24) months following a change of control then, the vice president shall be entitled to (i) a cash severance payment in an amount equal to seventy-five percent (75%) of the vice president's annual base pay, (ii) continuation of employee benefits at one hundred percent (100%) for a period of six (6) months, (iii) outplacement assistance, including job counseling and referral services, for a period of six (6) months, and (iv) continued vesting of stock options and restricted stock for an additional six
(6) months. The severance
obligations of the Company are subject to certain limitations in the event that such payments would constitute "parachute payments" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended.


                   REPORT OF THE COMPENSATION COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee") is composed only of non-employee directors. The Committee is responsible for reviewing and recommending for approval by the Board of Directors the Company's compensation practices, executive pay levels and variable compensation programs. The Committee also grants stock options within Board of Directors approved guidelines.

COMPENSATION PHILOSOPHY

         The Company's compensation philosophy is that cash compensation should vary with performance of the Company and long-term incentives should be closely aligned with the interests of the stockholders.

         Cash compensation for the executives consists of base salary and a variable compensation segment based on achievement of revenue and net operating income goals and the achievement of specified strategic objectives (e.g., development of new products, gross margins, and inventory turns).

         Long-term incentives are provided through the granting of stock options to key employees, including the Named Executive Officers. The level of stock options and stock purchase rights granted (i.e., the number of shares subject to each stock option grant or purchase grant) is based on the employee's current and anticipated future performance and ability to affect achievement of strategic goals and objectives. Grants generally vest ratably over a four-year period from the date of grant, thus providing an incentive to remain in the Company's employ. In addition, the stock program directly links a portion of compensation to the interests of stockholders by providing an incentive to maximize stockholder value. The Company has no other long-term incentive plans.

         The Company maintains a qualified employee stock purchase plan, pursuant to which employees can purchase Company stock through payroll deductions, which is generally available to all employees. This plan allows participants to buy Company stock at a discount from the market price with up to 15% of their base salaries.

         In setting compensation levels for executives, the Compensation Committee reviews specific information gathered by the Company from proxy statements of particular companies that are considered generally comparable to the Company in that they are high technology, high growth, profitable, and similar in revenue size. Recommendations by management are examined in light of this information, but there is no special attempt to set cash compensation in any particular relationship to the survey data. The final 1996 base salary levels for the Named Executive Officers fall within the industry standards for comparable positions.

INCENTIVE COMPENSATION

         The Diamond Bonus Plan is designed to motivate and reward executives and employees by making a portion of their compensation directly dependent upon achieving predetermined corporate and/or business unit revenue and operating profit levels and key strategic goals and objectives. The cash payment is made on a semi-annual basis during the quarter following each six month period of the year for services rendered during the previous six months. During fiscal 1996, there were no bonus awards made to the Named Executive Officers because predetermined corporate and/or business unit revenue and operating profit levels were not met.

STOCK OPTIONS

         Stock options are granted to aid in the retention of key employees and to align the interest of key employees with those of the stockholders. Stock options are generally granted at a price equal to the fair market value on the date of grant. Stock options are granted periodically and generally vest over four years from the date of grant. They are granted to key employees, including the executives, based on current performance, anticipated future contribution based on that performance, and ability to have an effect on corporate and/or business unit results. In fiscal year 1996, stock options for the executives were granted upon recommendation of management and approval of the Compensation Committee and were granted at an option price equal to the fair market value of the Company's stock on the date of grant.

CEO COMPENSATION

         As described above, the Company's executive pay program is leveraged toward achieving corporate goals and objectives. This principle of pay-for-performance is exemplified by the pay package of the Company's Chief Executive Officer.

         The Compensation Committee reviews Mr. Schroeder's base salary annually, considering Company performance, individual performance, and external pay practices. In January 1996, Mr. Schroeder's base salary was set at $300,000. His total cash compensation for 1996 was $297,115.

         Mr. Schroeder received no variable compensation for fiscal year 1996 performance because the targeted financial results were not achieved.

         Compensation Committee
         ----------------------
         Jeffrey Chambers
         Walter Kortschak
         Chong-Moon Lee
         Gregorio Reyes

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors consists of Chambers, Kortschak, Lee and Reyes. No member of the Compensation Committee or executive officer of the Company has a relationship that constitutes an interlocking relationship with executive officers or directors of another entity.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of Common Stock as of the Record Date by (i) each stockholder (or group of affiliated persons) who is known by the Company to own beneficially 5% or more of the Company's Common Stock; (ii) each of the Company's directors, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group. Except as indicated in the footnotes to the table, persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

            5% BENEFICIAL OWNERS, DIRECTORS                   NUMBER OF SHARES
              AND NAMED EXECUTIVE OFFICERS                  NUMBER    PERCENT (1)
              ----------------------------                  ------    -----------
Summit Partners, L.P. (2) ...............................  3,008,259       8.80%
       499 Hamilton Avenue, Suite 200
       Palo Alto, California 94301
TA Associates, Inc. (3) .................................  2,680,884       7.85
       125 High Street
       Boston, Massachusetts 02110
Chong-Moon Lee ..........................................  2,614,757       7.65
       26549 Taaffee Road
       Los Altos, California 94022
William J. Schroeder (4) ................................    969,818       2.84
Hyung Hwe Huh (5) .......................................    347,350       1.02
James M. Walker (6) .....................................     75,000          *
C. Scott Holt (7) .......................................    341,165       1.00
Jeffrey T. Chambers (8) .................................      4,152          *
Bruce C. Edwards ........................................     30,000          *
Walter G. Kortschak (9) .................................  3,008,259       8.80
Gregorio Reyes ..........................................     22,500          *
Jeffrey D. Saper (10) ...................................     19,706          *
Gary B. Filler (11) .....................................     91,271          *
All executive officers and directors as a
       group (11 persons)(8),(9),(10) ...................  7,523,978      22.02

----------

    * Less than one percent.

(1) Percentage calculation is based upon 34,172,229 shares outstanding as of March 31, 1997.

(2) Consists of 403,225, 2,506,410, 38,106 and 60,518 shares of Common Stock held of record by Summit Subordinated Debt Fund, L.P., Summit Ventures III, L.P., Summit Ventures II, L.P. and Summit Investors II, L.P., respectively. Summit Partners SD, L.P. is a General Partner of Summit Subordinated Debt Fund, L.P. and Summit Partners III, L.P. is a General Partner of Summit Ventures II, L.P. and Summit Ventures III, L.P. Stamps, Woodsum & Co. III is a General Partner of Summit Partners SD,L.P. and Summit Partners III, L.P., and Walter G. Kortschak, a director of the Company, is a General Partner of Stamps, Woodsum & Co. III, Summit Ventures II, L.P. and Summit Investors II, L.P. See Note (9).

(3) Consists of 1,460,921, 767,676, 146,091, 276,780 and 29,416 shares of Common
    Stock held of record by Advent VII L.P., Advent Atlantic and Pacific II L.P., Advent New York L.P., Advent Industrial II L.P., and TA Venture Investors Limited Partnership, respectively. TA Associates VI L.P. is the General Partner of Advent Industrial II L.P. and Advent New York L.P. TA Associates VII L.P. is the General Partner of Advent VII L.P. and TA Associates AAP II Partners is the General Partner of Advent Atlantic and Pacific II L.P. TA Associates, Inc. is the General Partner of TA Associates VI L.P., TA Associates VII L.P. and TA Associates AAP II Partners. Jeffrey
    T. Chambers, a director of the Company, is a Managing Director of TA Associates, Inc. and a General Partner of TA Venture Investors Limited Partnership. See Note (8).

(4) Includes 123,750 shares subject to repurchase by the Company upon the termination of Mr. Schroeder's employment, based on shares not yet vested as of March 31, 1997, of which 71,250 shares and 52,500 shares vest over approximately three (3) months and twenty-one (21) months, respectively, commencing in April 1997. Also includes 125,000 shares held by trusts for benefit of family members, with respect to which Mr. Schroeder disclaims beneficial ownership.

(5) Includes 164,062 shares subject to repurchase by the Company upon the termination of Mr. Huh's employment, based on shares not yet vested as of March 31, 1997. Such shares vest over approximately twenty-one (21) months commencing in April 1997. Also includes 91,771 shares held by Mr. Huh's son, Yun Huh, which shares may be deemed to be beneficially owned by Mr. Huh.

(6) Includes an option to purchase 75,000 shares, which is vested.

(7) Includes 164,062 shares subject to repurchase by the Company upon the termination of Mr. Holt's employment, based on shares not yet vested as of March 31, 1997. Such shares vest over approximately a twenty-one (21) month period commencing in April 1997.

(8) Includes 4,152 shares owned by Mr. Chambers through TA Venture Investors Limited Partnership. Does not include 2,676,732 additional shares beneficially owned by Advent Industrial II L.P., Advent New York L.P., Advent Atlantic and Pacific II L.P. and TA Venture Investors Limited Partnership as to which Mr. Chambers disclaims beneficial ownership. See Note (3) above.

(9) Includes shares described in Note (2) above. Mr. Kortschak, a director of the Company, is a general partner of affiliates of Summit Partners, L.P. Mr. Kortschak exercises shared investment and voting power with respect to such shares, but disclaims beneficial ownership of such shares.

(10) Does not include an aggregate of 5,388 shares held by certain investment partnerships associated with Mr. Saper's firm and of which he is a partner. Mr. Saper disclaims beneficial ownership of such shares.

(11) Mr. Filler resigned from the Company effective October 1, 1996.

                                PERFORMANCE GRAPH

         The following graph shows a comparison of cumulative total stockholder return, calculated on a dividend reinvested basis, from the effective date of the initial public offering of the Company's Common Stock (April 12, 1995) through 1996 fiscal year end (December 31, 1996) for Diamond Multimedia Systems, Inc., the S&P 500 Composite Index (the "S&P 500") and the Semiconductor Subgroup of the S&P Electronics Index (the "Semiconductor Index"). The graph assumes that $100 was invested in the Company's Common Stock on April 12, 1995 at the initial public offering price and in the S&P 500 and the Semiconductor Index on March 31, 1995. Note that historic stock price performance is not necessarily indicative of future stock price performance.

Research                                Total Return - Data Summary

                                  DIMD

                                               Cumulative Total Return
                                        --------------------------------------
                                             4/12/95       12/95        12/96
                                        --------------------------------------
Diamond Multimedia Sys Inc        DIMD           100         211           70

S & P 500                         1500           100         125          154

S & P Electronics (semiconductors) ELS           100         117          211

         The information contained above under the captions "Report of the Compensation Committee of the Board of Directors on Executive Compensation" and "Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

         Section 16(a) of the Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the SEC). Executive Officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representation from certain reporting persons, the Company believes that except for the following exceptions during the Last Fiscal Year, all filing requirements applicable to its officers, directors, and ten percent stockholders were complied with: Mr. James M. Walker, Senior Vice President and Chief Financial Officer of the Company, did not timely file a Form 3 relating to his election as an executive officer of the Company and the grant of options to purchase an aggregate of 300,000 shares of Common Stock. Mr. Walker filed the Form 3 in April 1997; Messrs. Jeffrey D. Saper, Bruce C. Edwards and Gregorio Reyes, directors of the Company, did not timely file a Form 4 relating to grants of options for such directors to purchase 7,500 shares of Common Stock. Messrs. Saper, Edwards and Reyes each filed a Form 4 in April 1997.


                                  OTHER MATTERS

         The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the person named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.


                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ Jeffrey Saper

                                        Jeffrey D. Saper,
                                        Secretary

San Jose, California
    April 23, 1997

[LOGO DIAMOND MULTIMEDIA]


SHERATON SAN JOSE HOTEL
        1801 Barber Lane
        Milpitas, CA 95035                              [SAN JOSE AIRPORT
        Tel:(408)943-0600                                INTERSTATE HIGHWAY
        Fax:(408)943-0484                                       MAP]

SAN JOSE INTERNATIONAL AIRPORT
        Interstate 880 North
        Exit Montague Expressway West
        Right on McCarthy Boulevard
        Right on Barber Lane
        The Sheraton is on the left side

SAN FRANCISCO/SAN MATEO/S.F. AIRPORT
        U.S. 101 South
        Exit Montague Expressway East
        Left on McCarthy Boulevard
        Right on Barber Lane
        The Sheraton is on the left side

SANTA CRUZ/MONTEREY
        Highway 1 (Pacific Coast Highway) North to 17 North
        Continue onto Interstate 880 North
        Exit Montague Expressway West
        Right on McCarthy Boulevard
        Right on Barber Lane
        The Sheraton is on the left side

LOS ANGELES/SANTA BARBARA/SAN LUIS OBISPO
        U.S. 101 North
        Interstate 880 North
        Exit Montague Expressway West
        Right on McCarthy Boulevard
        Right on Barber Lane
        The Sheraton is on the left side

RENO/SOUTH LAKE TAHOE/SACRAMENTO
        U.S. 50 West
        Interstate 80 West
        Interstate 680 South
        Exit Landess Avenue/Montague Expressway
        Right on McCarthy Boulevard
        Right on Barber Lane
        The Sheraton is on the left side

OAKLAND/BERKELEY/SAN LEANDRO
        Interstate 880 South
        Exit Montague Expressway West
        Right on McCarthy Boulevard
        Right on Barber Lane
        The Sheraton is on the left side





Diamond Multimedia Systems, Inc.
2880 Junction Avenue
San Jose, CA 95134-1922
408 325-7476, FAX: 408 325-7956

                        DIAMOND MULTIMEDIA SYSTEMS, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 April 23, 1997
P
                The undersigned stockholder of Diamond Multimedia Systems, Inc.
R (the "Company"), hereby appoints William J. Schroeder and James M. Walker and each of them, with power of substitution to each, true and
O lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all the
X shares of Common Stock of the Company held of record by the undersigned on March 31, 1997, at the 1997 Annual Meeting of Stockholders of the
Y Company to be held on Wednesday, May 21, 1997 at 10:00 a.m., at the Sheraton Hotel in Milpitas, California 95035, and any adjournment or postponement thereof.

                                                                -----------
                                                                SEE REVERSE
        CONTINUED AND TO BE SIGNED ON REVERSE SIDE                  SIDE
                                                                -----------


                                  DETACH HERE


        Please mark
[X]     votes as in
        this example.

        1. To elect successors to serve for the ensuing year or until their successors are duly elected.

        Nominees: Chong-Moon Lee, William J. Schroeder, Jeffrey T. Chambers, Bruce C. Edwards, Walter G. Kortschak, Gregorio
        Reyes, Jeffrey D. Saper

                        FOR        WITHHELD
                        [ ]          [ ]

        [ ]
            ---------------------------------------------
            For all nominees except as noted above

        2. To ratify the appointment of Coopers & Lybrand LLP as independent accountants of the Company for the fiscal year ending December 31, 1997.

                               FOR    AGAINST    ABSTAIN

                               [ ]      [ ]        [ ]

        3. To transact such other business as may properly come before the meeting or any adjournment thereof.


                                                              MARK HERE
                                                              FOR ADDRESS    [ ]
                                                              CHANGE AND
                                                              NOTE AT LEFT



Signature                 Date            Signature                 Date
         ----------------     -----------          ----------------     --------